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                                                                  Exhibit 4(vii)


                       New England Life Insurance Company
                              [501 Boylston Street
                                Boston, MA 02117]
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GUARANTEED WITHDRAWAL BENEFIT RIDER

This Rider forms a part of the Contract to which it is attached and is effective upon issuance. In the case of a conflict with any provision of the Contract, the provisions of this Rider will control. Except as specified in the Cancellation of Rider section below, your election of this Rider is irrevocable and its provisions will remain part of the Contract until terminated in accordance with the provisions below.

This Rider amends the Contract by adding the following:

1.   GUARANTEED WITHDRAWAL BENEFIT (GWB)

     This Rider guarantees that provided you choose to make withdrawals, or apply amounts to an Annuity Option, from your Contract in amounts equal to or less than the Annual Benefit Payment (defined in Section 4 below) each Contract Year, the total payments that you or your beneficiary will receive from the Contract over time will equal or exceed the Guaranteed Withdrawal Amount (defined in Section 3 below).

2.   BENEFIT BASE

     Your Initial Benefit Base as of the date of issue of this Rider is shown on the Contract Schedule. Your Benefit Base will change as Purchase Payments and withdrawals are made, or as the result of an Automatic or Optional Reset.

     While this Rider is in force, the Benefit Base will be increased by the amount of any subsequent Purchase Payment into your Contract plus the applicable GWB Bonus Amount specified on your Contract Schedule, subject to a maximum value equal to the GWB Maximum Benefit Base specified on your Contract Schedule.

     The Benefit Base will be decreased by Benefits Paid from your Contract. "Benefits Paid" are withdrawals (including any applicable Withdrawal Charges) and amounts applied to an Annuity Option. If a Benefit Paid from your Contract is not payable to the Owner's Bank account (or Annuitant's bank account if the Owner is a nonnatural person) or results in cumulative Benefits Paid for the current Contract Year exceeding the Annual Benefit Payment, and the resulting Benefit Base exceeds the Contract Value, an additional reduction in the Benefit Base will be made. This additional reduction will be equal to the difference between the Benefit Base and the Contract Value after the decrease for Benefits Paid. The Benefit Base will also be reset as a result of an Automatic or Optional Reset as described below.

3.   GUARANTEED WITHDRAWAL AMOUNT

     Your initial Guaranteed Withdrawal Amount is equal to the Initial Benefit Base. When a subsequent Purchase Payment is made, the Guaranteed Withdrawal Amount will be set equal to the greater of a) the Guaranteed Withdrawal Amount before the Purchase Payment and b) the Benefit Base after the Purchase Payment.

     As described in Section 5 below, the Guaranteed Withdrawal Amount can also be changed as a result of an Automatic or Optional Reset.

4.   ANNUAL BENEFIT PAYMENT

     Your initial Annual Benefit Payment is equal to the GWB Withdrawal Rate shown on the Contract Schedule multiplied by the Initial Benefit Base. When any subsequent Purchase Payment is made into the Contract, the Annual Benefit Payment will be reset equal to the greater of a) the Annual Benefit Payment before the Purchase Payment and b) the GWB Withdrawal Rate multiplied by the Benefit Base after the Purchase Payment.

     If a Benefit Paid from your Contract results in cumulative Benefits Paid during the current Contract Year exceeding the Annual Benefit Payment or is not payable to the Owner's bank account (or Annuitant's Bank account if the Owner is a nonnatural person), the Annual Benefit Payment will be recalculated and may be reduced. The new Annual Benefit

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     Payment will equal the lower of a) the Annual Benefit Payment before the withdrawal and b) the GWB Withdrawal Rate multiplied by the Contract Value after the decrease for Benefits Paid.

     The Annual Benefit Payment will also be reset as a result of an Automatic or Optional Reset.

5.   AUTOMATIC RESET

     On each GWB Automatic Reset Date specified on your Contract Schedule a reset of the Benefit Base, the Annual Benefit Payment and the Guaranteed Withdrawal Amount will take place, provided your attained age (or the age of the oldest Joint Owner, or the age of the Annuitant if the Owner is a non-natural person) on the GWB Automatic Reset Date does not exceed the Maximum Reset Age. The Benefit Base is reset to the greater of a) the Benefit Base immediately before the reset and b) the Contract Value on the date of the reset plus the applicable GWB Bonus Amount specified on your Contract Schedule, subject to a maximum value equal to the GWB Maximum Benefit Base specified on your Contract Schedule. The Annual Benefit Payment is reset to the greater of a) the Annual Benefit Payment before the reset and b) the Withdrawal Rate multiplied by the Benefit Base after the reset. The Guaranteed Withdrawal Amount is reset to the greater of a) the Guaranteed Withdrawal Amount before the reset and b) the GWB Benefit Base after the reset.

6.   OPTIONAL RESET

     On or after the GWB First Optional Reset Date specified on your Contract Schedule, you may elect an Optional Reset provided the amount of time that has elapsed since the last Optional or Automatic Reset is at least equal to the GWB Optional Reset Waiting Period specified on your Contract Schedule and provided that the Contract Value exceeds the Benefit Base immediately before the reset, and provided your attained age (or the age of the oldest Joint Owner, or the age of the Annuitant if the Owner is a non-natural person) on the Optional Reset Date does not exceed the Maximum Reset Age. We reserve the right to prohibit election of Optional Reset if the Company is no longer offering this Rider.
     You must provide written notice of your intention to elect an Optional Reset within the GWB Optional Reset Window Period and such Optional Reset will take effect on the Contract Anniversary next following receipt of such cancellation notice.

     The optional reset will:

          a) reset the Benefit Base and the Guaranteed Withdrawal Amount equal to the Contract Value on the date of the reset plus the applicable GWB Bonus Amount specified on your Contract Schedule, subject to a maximum value equal to the GWB Maximum Benefit Base specified on your Contract Schedule.

          b) reset the Annual Benefit Payment equal to the GWB Withdrawal Rate multiplied by the Contract Value on the date of the reset, and

          c) reset the GWB Fee Rate to the level that the Company currently charges for this Rider upon Optional Reset, up to the Maximum Optional Reset Fee Rate.

7.   SEPARATE ACCOUNT PROVISIONS

     While this Rider is in force, we may restrict allocations or transfers to the available Subaccounts shown in the Contract Schedule, including any investment strategies available using the Subaccounts (and any other accounts included by Rider) while this Rider is in force.

8.   GWB RIDER CHARGE

     On each Contract Anniversary, the GWB Rider Charge shall be deducted from your Contract Value. This charge is equal to the GWB Fee Rate shown on your Contract Schedule multiplied by the Guaranteed Withdrawal Amount on such Contract Anniversary (before taking into account any Automatic or Optional Reset occurring on such Contract Anniversary)

     The initial GWB Fee Rate is shown on your Contract Schedule. The GWB Fee Rate may be changed as a result of an Optional Reset you elected (see
     Section 6).

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     If the GWB Rider terminates (except for a termination due to death), a pro rata portion of the GWB Rider Charge will be assessed based on the number of full months from the last Contract Anniversary to the date of Termination.

     The GWB Rider Charge will be deducted from your Contract Value. This deduction will result in the cancellation of Accumulation Units from each applicable Subaccount (and/or reduction of any portion of the Contract Value allocated to any other accounts included by Rider) in the ratio the portion of the Contract Value in such Subaccount (and/or other account) bears to the total Contract Value.

9.   CANCELLATION OF RIDER

     You may cancel this Guaranteed Withdrawal Benefit Rider if the Company receives written notice to our Administrative Office during a GWB Cancellation Window Period specified on your Contract Schedule, if any, of your election to cancel this Rider. Such cancellation will be effective on the Contract Anniversary next following receipt of such cancellation notice.

10.  TERMINATION OF RIDER

     The Guaranteed Withdrawal Benefit Rider will terminate upon the earliest of:

     a) The effective date of the cancellation of the Rider
     b) The date you make a full withdrawal of your Contract Value;
     c) The date you apply all of your Contract Value to an Annuity Option;
     d) The date there are insufficient funds to deduct the GWB Rider Charge from your Contract Value;
     e) Death of the Owner or Joint Owner (or the Annuitant if the Owner is a non-natural person) unless the Beneficiary is the spouse of the Owner and elects to continue the Contract and the surviving spouse's attained age is less than 85;
     f) Change of the Owner or Joint Owner (or the Annuitant if the Owner is a non-natural person) for any reason; or
     g) Termination of the Contract to which this Rider is attached.

11.  EFFECT OF RIDER TERMINATION

     If this Rider terminates because you cancel the Rider (Section 10(a)) or you or apply your entire Contract Value to an Annuity Option (Section 10(c)), no GWB Rider Charge will be deducted from your Contract Value after the charge deducted on the effective date of the cancellation or the application of your entire Contract Value, and no benefits will be paid as a result of this Rider on or after the effective date of the cancellation or the application of your entire Contract Value.

     If this Rider terminates because you withdraw your entire Contract Value (Section 10 (b)) or your Contract Value is reduced to zero (Section 10
     (d)), and your Benefit Base after the withdrawal is greater than zero, the Company will make monthly payments to you (the Owner or Joint Owner or the Annuitant if the Owner is a non-natural person) or at any frequency acceptable to you and us (but not less frequently than annually) until the Benefit Base is depleted. Such installment payments shall be equal in amount, except for the last payment that will be in an amount necessary to reduce the Benefit Base to zero. The total annual payment will not exceed the Annual Benefit Payment. If you or the Joint Owner (or the Annuitant if the Owner is a non-natural person) dies while these payments are being made, payments will continue to your beneficiary

     If this Rider terminates as a result of your death or the Joint Owner's death (or the death of the Annuitant if the Owner is a non-natural person) (Section 10 (e)), your beneficiary may elect a GWB Death Benefit in lieu of all other death benefits provided by this Contract. The GWB Death Benefit will be to pay the Benefit Base to your beneficiary in monthly payments or at any frequency acceptable to your beneficiary and us (but not less frequently than annually). Such installment payments shall be equal in amount, except for the last payment, which will be in an amount necessary to reduce the Benefit Base to zero. Except to the extent required under Federal income tax law, the total annual payment will not exceed the Annual Benefit Payment. If your beneficiary dies while such payments are made, the payments will continue to the beneficiary's estate unless such other designee has been agreed to by us in writing. Should your beneficiary choose to take one of the other death benefits provided by this Contract, no benefit shall be payable under this Rider.

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     The Company reserves the right to accelerate any payment that is less than
     $500. Also, the Company will accelerate payments if needed in order to comply with Internal Revenue Service minimum distribution requirements if this Rider is made part of a contract subject to the requirements of section 401(a)(9) of the Internal Revenue Code of 1986, as amended (the "Code") and the regulations there under. All other rights under your Contract will cease.

     If this Rider is attached to a non-qualified annuity contract under Federal income tax law, any death benefit hereunder must be paid out over a time period and in a manner that satisfies section 72(s) of the Code. If the Owner dies prior to the "annuity starting date" (as defined under the Code and regulations there under), the period over which the GWB Death Benefit is paid cannot exceed the remaining life expectancy of the payee under the appropriate IRS tables. For purposes of the preceding sentence, if the payee is a non-natural person, the GWB death benefit must be paid out within 5 years from the date of death. Payments under the GWB death benefit must begin within 12 months following the date of the above referenced death.

     If this Rider terminates under Sections 10(b), 10(d) or 10(e), no additional Purchase Payments may be made.

New England Life Insurance Company has caused this Rider to be signed by its President and Secretary.


/s/ James D. Gaughan                                /s/ C. Robert Henrikson
------------------------                            ---------------------------
    Secretary                                               President



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